EXHIBIT 8.1

[Letterhead of Kutak Rock LLP]

July 16, 2014

WFB Funding, LLC

One Cabela Drive

Sidney, NE 69160

RE:	Cabela’s Credit Card Master Note Trust Series 2014-II Asset-Backed Notes
Registration Statement on Form S-3 (Nos. 333-192577, 333-192577-01 and 333-192577-02)

Ladies and Gentlemen:

We have acted as special tax counsel to Cabela’s Credit Card Master Note Trust (the “Issuing Entity”) in connection with (i) the filing by WFB Funding, LLC, a Nebraska limited liability company (the “LLC”), as registrant, the Issuing Entity, as co-registrant, and Cabela’s Master Credit Card Trust (the “Master Trust”), as co-registrant, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the above-captioned Registration Statement, as amended (the “Registration Statement”) registering asset-backed notes of the Issuing Entity and a Series 2004-1 Certificate (the “Series 2004-1 Certificate”), issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of December 6, 2013 (the “Pooling and Servicing Agreement”), among the LLC, as transferor, World’s Foremost Bank, as servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Master Trust Trustee”) as supplemented by the Series 2004-1 Supplement, dated as of April 14, 2004 (as heretofore amended, restated, supplemented or otherwise modified, the “Series 2004-1 Supplement”), among the LLC, the Servicer and the Master Trust Trustee, (ii) the offering of $340,000,000 Class A Floating Rate Asset-Backed Notes, Series 2014-II (the “Underwritten Notes”), and (iii) the issuance of $32,000,000 Class B Fixed Rate Asset-Backed Notes, Series 2014-II (the “Class B Notes”), $17,000,000 Class C Series Fixed Rate Asset-Backed Notes, Series 2014-II (the “Class C Notes”) and $11,000,000 Class D Fixed Rate Asset-Backed Notes, Series 2014-II (the “Class D Notes” and together with the Class B Notes and the Class C Notes and the Underwritten Notes, the “Notes) described in the Prospectus dated July 7, 2014 (the “Base Prospectus”) and the Prospectus Supplement dated July 7, 2014 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus’), which have been filed by the LLC pursuant to Rule 424(b) under the Act. The Notes will be issued pursuant to the Amended and Restated Master Indenture, dated as of December 6, 2013 (the “Master Indenture”), between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”) as supplemented by an Indenture Supplement to be dated as of July 16, 2014 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Issuing Entity and the Indenture Trustee. The Underwritten Notes will be sold pursuant to an Underwriting Agreement, dated as of July 7, 2014 (the “Underwriting Agreement”), between the LLC, the Issuing Entity, Wells Fargo Securities, LLC, as an

underwriter and as representative of the several underwriters named therein, and RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as an underwriter. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

We have examined executed copies of the Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement, the Base Prospectus, Prospectus Supplement, and such other records, documents and instruments and such questions of law and fact as we have deemed necessary for the purposes of the opinions set forth below (the “Transaction Documents”). In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence and capacity of all natural persons; and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have assumed that the purchase price for the Underwritten Notes will be paid to the LLC by the various underwriters named in the Prospectus and the Transaction Documents (except with respect to the LLC, the Issuing Entity and the Master Trust) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC, the Issuing Entity and the Master Trust), enforceable against such parties in accordance with their respective terms, the factual representation of the LLC and its affiliates are correct; all parties to the Transaction Documents (other than the LLC, the Issuing Entity and the Master Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents; and there are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

The opinion below is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. This opinion is subject to the explanations and qualifications set forth under the caption “United States Federal Income Tax Consequences” in the Base Prospectus and under the heading “Structural Summary—Tax Status” in the Prospectus Supplement. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We express no opinion on any issue relating to the Issuing Entity, LLC or Master Trust, other than as expressly stated herein.

While the tax description under the heading “United States Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading “United States Federal Income Tax Consequences,” which discusses the federal income tax consequences of the purchase, ownership and disposition of the Notes. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion letter as an exhibit to a Form 8-K for incorporation in the Registration Statement and to the references to this firm under the heading under the headings “Legal Matters” and “United States Federal Income Tax Consequences” in the Base Prospectus and under the heading “Structural Summary—Tax Status” in the Prospectus Supplement. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours, /s/ Kutak Rock LLP Kutak Rock LLP